UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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ING INDEX PLUS INTERNATIONAL EQUITY PORTFOLIO

QUESTIONS & ANSWERS

Although we recommend that you read the entire Proxy Statement/Prospectus, we have provided for your convenience a brief overview of the proposals to be voted on.

Q:          Why is a shareholder meeting being held?

A:                                   The Board of Trustees (the “Board”) has called a special meeting of shareholders (the “Special Meeting”) of ING Index Plus International Equity Portfolio (“Index Plus International Equity Portfolio”), which is scheduled for 10:00 a.m., Local time, on July 21, 2009, at 7337 East Doubletree Ranch Road, Scottsdale, Arizona 85258-2034. At the Special Meeting, shareholders of Index Plus International Equity Portfolio will be asked to vote on: (1) the proposed reorganization (the “Reorganization”) of Index Plus International Equity Portfolio with and into ING International Index Portfolio (“International Index Portfolio” and together with Index Plus International Equity Portfolio, each a “Portfolio” and collectively, the “Portfolios”); and (2) Subject to shareholder approval of the Reorganization, to approve an investment sub-advisory agreement appointing ING Investment Management Co. (“ING IM”) as the investment sub-adviser to the Index Plus International Equity Portfolio (the “ING IM Sub-Advisory Agreement”) during a transition period until the Reorganization is consummated (the “Transition Period”).

Q:          Why is the Reorganization being recommended?

A:                                   The Reorganization is one of several reorganizations that have taken place among various ING Funds.  The ING Fund complex has grown in recent years through the addition of many funds.  Management of the ING Funds has proposed the consolidation of several of the ING Funds that they believe have similar or compatible investment strategies.  The reorganizations are designed to reduce the substantial overlap in funds offered in the ING Funds complex, thereby eliminating inefficiencies and potential confusion about overlapping funds.  ING Investments also believes that the reorganizations may benefit portfolio shareholders by resulting in surviving portfolios with a greater asset base.  This is expected to provide greater investment opportunities for each surviving portfolio and the potential to take larger portfolio positions.

Q:          Why is the ING IM Sub-Advisory Agreement being recommended?

A:                                   The ING IM Sub-Advisory Agreement is being proposed so that ING IM can manage Index Plus International Equity Portfolio during the Transition Period and oversee the transition of the Portfolio into International Index Portfolio.

Q:                                What are some similarities and differences between Index Plus International Equity Portfolio and International Index Portfolio?

A:

•                  The Portfolios are index-based mutual funds and have similar investment objectives - Index Plus International Equity Portfolio seeks to outperform the total return performance of the Morgan Stanley Capital International Europe, Australasia and Far East® (“MSCI EAFE®”) Index (the “Index”), while maintaining a market level of risk, while International Index Portfolio seeks investment results (before fees and expenses) that correspond to the total return of a widely accepted international index, which is currently the MSCI EAFE® Index;

•                  While the sub-adviser to Index Plus International Equity Portfolio attempts to achieve the Portfolio’s investment objective by overweighting those stocks in the MSCI EAFE® Index that it believes will outperform the MSCI EAFE® Index, and underweighting (or avoiding altogether) those stocks that it believes will underperform the MSCI EAFE® Index, International Index Portfolio employs a “passive management” approach designed to track the performance of the MSCI EAFE® Index and attempts to replicate the MSCI EAFE® Index by investing all, or substantially all, of its assets in the stocks that make up the MSCI EAFE® Index;

•                  Index Plus International Equity Portfolio commenced operations on July 29, 2005, while International Index Portfolio was launched on March 10, 2008;

•                  ING Investments is the investment adviser to each Portfolio, while ING Investment Management Advisors B.V. and ING IM sub-advise Index Plus International Equity Portfolio and International Index Portfolio, respectively; and

•                  Each Portfolio is distributed by ING Funds Distributor, LLC (“IFD” or the “Distributor”).

Q:                                How do the management fees and other expenses of Index Plus International Equity Portfolio and International Index Portfolio compare and what are they estimated to be after the Reorganization?

A:                                   The gross and net operating expenses before and after the Reorganization, expressed as an annual percentage of the average daily net asset value per share for shares of each Portfolio are shown in the following table. For detailed information about the Portfolios’ expenses, including each Portfolio’s management fees and distribution (12b-1) and shareholder servicing fees, please see the section titled “Expense Tables” and the table titled “Annual Portfolio Operating Expenses” on pages 19-20 the Proxy Statement/Prospectus.

Gross Expenses Before the Reorganization:

	ADV Class	Class I	Class S	Class S2
Index Plus International Equity Portfolio	1.51%	0.76%	1.01%	1.26%

International Index Portfolio(1)	1.17%	0.67%	0.92%	1.17%

Net Expenses Before the Reorganization (After Fee Waiver)

	ADV Class	Class I	Class S	Class S2
Index Plus International Equity Portfolio(2)(3)	1.20%	0.60%	0.85%	1.00%

International Index Portfolio(1)(2)(3)	0.99%	0.50%	0.75%	0.90%

After the Reorganization: International Index Portfolio Pro Forma

	ADV Class	Class I	Class S	Class S2
Gross estimated expenses	1.17%	0.67%	0.92%	1.17%

Net estimated expenses(1) (2)(3)	0.99%	0.50%	0.75%	0.90%

(1)    This table shows the estimated operating expenses for shares of the Portfolios, as a ratio of expenses to average daily net assets. Except for Class S2 shares of International Index Portfolio, these ratios are based on each Portfolio’s actual operating expenses as of December 31, 2008, as adjusted for contractual changes and waivers, if any. Since Class S2 shares of International Index Portfolio had not commenced operations as of December 31, 2008, expenses are estimated based on Class I shares adjusted for contractual changes.

(2)       IFD has contractually agreed to waive a portion of the distribution fee (0.15% for the ADV Class shares of Index Plus International Equity Portfolio, 0.01% for the ADV Class shares of International Index Portfolio and 0.10% for the Class S2 shares of both Portfolios) so that the ADV Class and Class S2 shares of Index Plus International Equity Portfolio pay an annual distribution fee rate of 0.35% and 0.15%, respectively, while the ADV Class and Class S2 shares of International Index Portfolio pay an annual distribution fee rate of 0.24% and 0.15%, respectively. Absent the waiver, the distribution fee is 0.50% for ADV Class shares of Index Plus International Equity Portfolio, 0.25% for ADV Class shares of International Index Portfolio and 0.25% for Class S2 shares of both Portfolios.  The waivers will continue through at least May 1, 2010.  There is no guarantee that any waiver will continue after this date.

(3)          ING Investments has entered into separate written expense limitation agreements with each Portfolio, under which it will limit expenses of the Portfolio, excluding interest, taxes, brokerage commissions, extraordinary expenses and acquired fund fees and expenses, subject to possible recoupment by ING Investments within three years. The expense limits will continue through at least May 1, 2010 for International Index Portfolio and May 1, 2011 for Index Plus International Equity Portfolio. Each expense limitation agreement is contractual and shall renew automatically for a one-year term, unless ING Investments provides written notice of termination within ninety (90) days of the end of the then current term or upon termination of the investment management agreement.  Pursuant to each expense limitation agreement, the expense limits for Index Plus International Equity Portfolio are 1.15%, 0.55%, 0.80% and 0.95% for ADV Class, Class I Class S and Class S2 shares, respectively, while the expense limits for International Index Portfolio are 1.00%, 0.50%, 0.75% and 0.90% for ADV Class, Class I, Class S and Class S2, respectively.

Q:          How will the Reorganization be effected?

A:           Subject to shareholder approval, the Reorganization Agreement provides for:

•                  the transfer of all of the assets of Index Plus International Equity Portfolio to International Index Portfolio in exchange for shares of beneficial interest of International Index Portfolio;

•                  the assumption by International Index Portfolio of the liabilities of Index Plus International Equity Portfolio known as of the Closing Date (as described below);

•                  the distribution of shares of International Index Portfolio to the shareholders of Index Plus International Equity Portfolio; and

•                  the complete liquidation of Index Plus International Equity Portfolio.

As a result of the Reorganization, each owner of ADV Class, Class I, Class S and Class S2 shares of Index Plus International Equity Portfolio would become a shareholder of the corresponding share class of International Index Portfolio.  The Reorganization is expected to be effective on August 8, 2009, or such other date as the parties may agree (the “Closing Date”).

Shares of International Index Portfolio would be distributed to shareholders of Index Plus International Equity Portfolio so that each shareholder would receive a number of full and fractional shares of International Index Portfolio equal to the aggregate value of shares of Index Plus International Equity Portfolio held by such shareholder.

Each shareholder will hold, immediately after the Closing Date, shares of International Index Portfolio having an aggregate value equal to the aggregate value of the shares of Index Plus International Equity Portfolio held by that shareholder as of the close of business on the Closing Date.

Q:          Who will bear the costs of the Reorganization?

A:                                   The expenses relating to the Reorganization will be shared equally between Index Plus International Equity Portfolio and ING Investments (or an affiliate). The expenses of the Reorganization shall include, but not be limited to, the costs associated with the preparation of any necessary filings with the SEC, printing and distributing the Proxy Statement/Prospectus and proxy materials, legal fees, accounting fees, securities registration fees, and expenses of holding the Special Meeting. The expenses of the Reorganization do not include the transaction costs of the portfolio transitioning, which are ultimately borne by Portfolio shareholders.

Q:          What are the tax consequences of the proposed Reorganization?

A:                                   The Reorganization is intended to qualify for federal income tax purposes as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

Q:          Who is eligible to vote at the special meeting?

A:                                   Only shareholders of Index Plus International Equity Portfolio at the close of business on May 1, 2009 (the “Record Date”), will be entitled to be present and give voting instructions for Index Plus International Equity Portfolio at the Special Meeting with respect to their shares owned as of that Record Date.

Q:          How does the Board suggest that I vote?

A:                                   After careful consideration, the Board of Index Plus International Equity Portfolio approved the Reorganization and the ING IM Sub-Advisory Agreement.  The Board recommends that you vote “FOR” these proposals.

Q:          What happens if shareholders do not approve the Proposals?

A:                                   If the Reorganization is approved but the ING IM Sub-Advisory Agreement is not approved, ING IM will not serve as the sub-adviser to Index Plus International Equity Portfolio, and, in accordance with applicable law, the Board would consider various options including the appointment of a new sub-adviser to provide the day-to-day management of the Portfolio during the Transition Period.  If neither proposal is approved, the Board will consider various options with respect to Index Plus International Equity Portfolio in accordance with applicable law.

Q:          How do I vote my proxy?

A:                                   If a shareholder wishes to participate in the Special Meeting, the shareholder may submit the proxy originally sent with the Proxy Statement/Prospectus, attend in person or vote online by logging on to www.proxyweb.com and following the on-line directions.

Q:          Whom do I contact for further information?

A:                                   Should shareholders require additional information regarding the proxy or require replacement of the proxy, they may contact Shareholder Services toll-free at 1-800-992-0180.